Exhibit 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

LMI AEROSPACE, INC. ANNOUNCES SECOND QUARTER 2011 RESULTS

Company Modifies Guidance for 2011; Provides Revenue Guidance for 2012

ST. LOUIS, August 8, 2011 – LMI Aerospace, Inc. (NASDAQ: LMIA), a leading provider of design engineering services, structural assemblies, kits and components to the aerospace, defense and technology markets, today announced financial results for the second quarter of 2011.

Second Quarter 2011 Highlights

•	Sales of $23.1 million in the second quarter of 2011 for the Engineering Services segment compared to $18.0 million in the prior year quarter

•	Gross profit in the second quarter of 2011 of 27.5 percent for the Aerostructures segment compared to 26.7 percent in the second quarter of 2010

•
Earnings per diluted share of $0.34, including charges net of tax of $0.04 per diluted share for cost growth on the Mitsubishi Regional Jet program and $0.03 per diluted share for non-recurring financing related costs

Second Quarter Results

Net sales for the second quarter of 2011 were $63.3 million compared to $55.9 million in the second quarter of 2010, with net sales of Engineering Services increasing to $23.1 million in the second quarter of 2011, from $18.0 million in the second quarter of 2010.  Earnings per diluted share were $0.34 in the second quarter of 2011, up from $0.29 per diluted share in the second quarter of 2010.  Second quarter 2011 results include a pre-tax charge of $0.7 million for cost growth on the Mitsubishi Regional Jet program and $0.6 million of non-recurring costs related to potential financing alternatives the company decided not to pursue.  Excluding these charges, earnings per diluted share would have been $0.41.

“In the second quarter of 2011, we had a substantial increase in the number of engineers working on the Boeing Tanker program, and two relatively new projects for the Boeing 787 and Bombardier aircraft also ramped up,” said LMI Aerospace Chief Executive Officer Ronald Saks.  “Our Aerostructures segment has been working with several key customers on new programs scheduled to begin in early 2012 and on two customer offload programs, which commenced at a slow pace and recently have accelerated.  We have also continued our review of capacities at all of our plants and have committed to investments in capital equipment and facilities necessary to efficiently handle growing production rates of high volume aircraft models for which we produce components and subassemblies.  Major investments planned include the expansion of our chemical milling facility, larger equipment for our Seattle-based composite testing and manufacturing facility, large stretch and machining equipment in nearby leased space at our San Diego plant in order to handle a 2012 award of Boeing 737 product, and a start-up of a machining operation to service two key customers,” Saks added.

Net sales for the Aerostructures segment for the second quarter of 2011 and 2010, respectively, were as follows:

Category	Q2 2011	% of Total	Q2 2010	% of Total
	($ in millions)
Large commercial aircraft	$16.4	40.2%	$15.2	39.8%
Corporate and regional aircraft	12.5	30.6%	12.3	32.2%
Military	8.9	21.8%	8.1	21.2%
Other	3.0	7.4%	2.6	6.8%
Total	$40.8	100.0%	$38.2	100.0%

The growth in commercial aircraft net sales resulted from awards of new winglet products as well as an increase in orders for existing winglet products.  Corporate and regional aircraft sales benefited from an increase of $1.1 million in net sales of components for the Gulfstream G650 model but were offset in part by a decline in orders for Bombardier products.  Increased military net sales were largely from Blackhawk helicopter orders as well as various military guidance components.

Net sales for the Engineering Services segment for the second quarter of 2011 and 2010, respectively, were as follows:

Category	Q2 2011	% of Total	Q2 2010	% of Total
	($ in millions)
Large commercial aircraft	$8.4	36.4%	$7.7	42.8%
Corporate and regional aircraft	6.7	29.0%	5.7	31.7%
Military	4.7	20.3%	3.9	21.6%
Other	3.3	14.3%	0.7	3.9%
Total	$23.1	100.0%	$18.0	100.0%

Net sales of large commercial aircraft were higher due to increased demand from an integrated testing program worked by D3 Engineering, using testing from our Intec subsidiary, as well as engineering work on the Airbus A350 model.  These sales increases were offset in part from declines in services for the Boeing model 747-8.  Growth in corporate and regional aircraft was driven by engineering support for Bombardier’s Learjet 85 and other private aircraft makers.  Services provided for the new 767 tanker provided growth in the military sector, offsetting declines from the completed CH-53 contract.  Sales on various tooling programs, including Boeing model 787 shipping fixture tools, increased other Engineering Services net sales.

Consolidated gross profit was $15.2 million, or 24.1 percent of net sales, in the second quarter of 2011 compared to $13.2 million, or 23.6 percent of net sales, in the second quarter of 2010.  The Aerostructures segment generated gross profit of $11.2 million, or 27.5 percent of net sales, in the second quarter of 2011 compared to $10.2 million, or 26.7 percent of net sales, in the second quarter of 2010.  The Engineering Services segment generated second quarter 2011 gross profit of $4.1 million, or 17.7 percent of net sales, versus $3.1 million, or 17.2 percent of net sales, for the second quarter of 2010.  Aerostructures gross profit was aided by growing sales and production levels.  Engineering Services also benefited from growing sales but absorbed $0.5 million of the $0.7 million charge for cost growth on the Mitsubishi Regional Jet due in large part to additional labor to complete drawing packages and to populate our customer’s engineering database.

Selling, general and administrative expenses (SG&A) were $8.5 million, or 13.5 percent of net sales, for the second quarter of 2011, up from $7.8 million, or 13.9 percent of net sales, for the second quarter of 2010.  The growth was primarily attributable to payroll expense, including severance cost.  SG&A for the Aerostructures segment for the second quarter of 2011 was $6.7 million, up from $5.9 million in the second quarter of 2010, and SG&A for the Engineering Services segment was $1.8 million in the second quarter of 2011, down from $1.9 million in the second quarter of 2010.

Other expense, net increased to $0.6 million in the second quarter of 2011 due to non-recurring costs incurred related to certain financing transactions the company has decided not to pursue.  The effective income tax rate was 34.1 percent in the second quarter of 2011 compared to 36.5 percent in the second quarter of 2010.

The company generated free cash flow of $3.5 million in the second quarter of 2011 compared to $7.8 million in the second quarter of 2010.  Inventories and accounts receivable grew during the second quarter of 2011 as revenue and production increased during each month of the quarter.

The company also announced that backlog at June 30, 2011, was $231.7 million, compared to $226.0 million at June 30, 2010.

The company has modified guidance for 2011.  On a consolidated basis, the company now expects revenue to range between $258.0 million and $268.0 million.  Gross profit is expected to be 24.0 percent to 24.8 percent, and SG&A is expected to be between $33.8 million and $35.2 million.  Net interest and other expense is expected to be between $1.4 million and $1.5 million for the year, and the effective tax rate is expected to be 32.5 percent.  Capital expenditures are planned to be $12.0 million to $14.0 million, and depreciation, amortization and non-cash stock compensation expense are expected to be between $9.6 million and $10.2 million.  The expectations for each segment are as follows:

Aerostructures

•	Net sales of between $172.0 million and $178.0 million
•	Gross profit of between 27.0 percent and 27.8 percent
•	SG&A of between $26.0 million and $27.0 million

Engineering Services

•	Net sales of between $86.0 million and $90.0 million
•	Gross profit of between 18.0 percent and 18.8 percent
•	SG&A of between $7.8 million and $8.2 million

The company also announced initial revenue guidance for 2012.  Overall, the company expects revenue of between $283.0 million and $303.0 million.  The Aerostructures segment expects to benefit from planned production rate increases on several programs, including all current Boeing models and the Gulfstream G650 model.  Based upon these developments, the company expects revenue for the Aerostructures segment to be between $195.0 million and $207.0 million.  Engineering Services is expected to improve to between $88.0 million and $96.0 million.

“During the balance of 2011, our priority is to define and carry out all expansion projects needed to protect customer production rates,” Saks said.  “Some projects may not be completed until the middle of 2012.  We are also working with our customers to provide added services in connection with supply chain management and design for manufacturing costs.  In addition, we have targeted our Mexicali division for revenue growth and are beginning to expand its leadership team so that we can provide assembly expertise to augment our component production.  We continue to view our segment of the aerospace industry constructively, despite what appears to be a slowdown in global economic growth.  We feel fortunate to be involved in new project development with some of our key customers and are optimistic that in the next few years we will experience considerable growth.  And, although design and build projects have not yet been awarded at the pace we expected, we are improving our infrastructure and project management expertise and are being considered for several new opportunities.  All in all, we expect a productive 2011.”

LMI Aerospace, Inc. is a leading provider of design engineering services, structural assemblies, kits and components to the aerospace, defense and technology markets.  Through its Aerostructures segment, the company primarily fabricates, machines, finishes, integrates, assembles and kits formed close-tolerance aluminum and specialty alloy and composite components and higher level assemblies for use by the aerospace, defense and technology industries.  It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers. Through its Engineering Services segment, operated by its D3 Technologies, Inc. subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.

This news release includes forward-looking statements related to LMI Aerospace, Inc.’s outlook for 2011 and 2012 which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, and any risk factors set forth in the company’s other subsequent filings with the Securities and Exchange Commission.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)
	June 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$7,531	$1,947
Trade accounts receivable, net of allowance of $280 at June 30, 2011 and $253 at December 31, 2010	38,053	34,006
Inventories	48,604	45,148
Prepaid expenses and other current assets	2,113	2,729
Deferred income taxes	3,309	3,846
Total current assets	99,610	87,676

Property, plant and equipment, net	23,372	21,346
Goodwill	49,102	49,102
Intangible assets, net	18,635	20,827
Other assets	558	898
Total assets	$191,277	$179,849

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$10,787	$7,898
Accrued expenses	10,701	11,246
Short-term deferred gain on sale of real estate	233	233
Current installments of long-term debt and capital lease obligations	93	181
Total current liabilities	21,814	19,558

Long-term deferred gain on sale of real estate	2,957	3,073
Long-term debt and capital lease obligations, less current installments	-	28
Deferred income taxes	7,427	7,427
Total long-term liabilities	10,384	10,528

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 12,123,259 and 12,075,030 shares at June 30, 2011 and December 31, 2010, respectively	242	242
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	-	-
Additional paid-in capital	74,295	73,440
Treasury stock, at cost, 254,142 shares at June 30, 2011 and 301,772 shares at December 31, 2010	(1,206)	(1,432)
Retained earnings	85,748	77,513
Total shareholders’ equity	159,079	149,763
Total liabilities and shareholders’ equity	$191,277	$179,849

LMI Aerospace, Inc.
Condensed Consolidated Statements of Income
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Sales and service revenue
Product sales	$39,044	$36,657	$76,398	$76,901
Service revenue	24,304	19,288	47,849	39,459
Net sales	63,348	55,945	124,247	116,360
Cost of sales and service revenue
Cost of product sales	27,857	27,030	54,506	56,546
Cost of service revenue	20,246	15,690	39,938	32,183
Cost of sales	48,103	42,720	94,444	88,729
Gross profit	15,245	13,225	29,803	27,631

Selling, general and administrative expenses	8,523	7,763	17,174	15,803
Income from operations	6,722	5,462	12,629	11,828

Other expense:
Interest expense, net	(118)	(167)	(255)	(394)
Other, net	(585)	(41)	(562)	(45)
Total other expense	(703)	(208)	(817)	(439)

Income before income taxes	6,019	5,254	11,812	11,389
Provision for income taxes	2,053	1,918	3,577	4,157

Net income	$3,966	$3,336	$8,235	$7,232

Amounts per common share:
Net income per common share	$0.34	$0.29	$0.71	$0.63

Net income per common share assuming dilution	$0.34	$0.29	$0.70	$0.62

Weighted average common shares outstanding	11,548,139	11,416,021	11,528,776	11,393,022

Weighted average dilutive common shares outstanding	11,747,230	11,640,826	11,721,361	11,603,850

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)
	Six Months Ended
	June 30,
	2011	2010
Operating activities:
Net income	$8,235	$7,232
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,570	3,715
Intangible asset impairment	1,163	-
Contingent consideration write-off	(1,235)	-
Charges for inventory obsolescence and valuation adjustments	577	514
Restricted stock compensation	558	917
Deferred taxes	537	57
Other noncash items	287	(192)
Changes in operating assets and liabilities:
Trade accounts receivable	(4,077)	1,228
Inventories	(4,033)	885
Prepaid expenses and other assets	(17)	121
Current income taxes	753	-
Accounts payable	1,889	540
Accrued expenses	1,155	2,182
Net cash provided by operating activities	9,362	17,199
Investing activities:
Additions to property, plant and equipment	(4,592)	(4,465)
Other, net	8	11
Net cash used by investing activities	(4,584)	(4,454)
Financing activities:
Principal payments on long-term debt and notes payable	(116)	(193)
Advances on revolving line of credit	-	13,177
Payments on revolving line of credit	-	(25,963)
Changes in outstanding checks in excess of bank deposits	1,000	481
Other, net	(78)	51
Net cash (used) provided by financing activities	806	(12,447)
Net increase in cash and cash equivalents	5,584	298
Cash and cash equivalents, beginning of year	1,947	31
Cash and cash equivalents, end of quarter	$7,531	$329

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net Income	$3,966	$3,336	$8,235	$7,232

Income tax expense	2,053	1,918	3,577	4,157
Depreciation and amortization	1,758	1,773	3,570	3,715
Intangible asset impairment	-	-	1,163	-
Contingent consideration	-	-	(1,235)	-
Stock based compensation	183	450	558	917
Interest expense, net	118	167	255	394
Other, net	585	41	562	45

Adjusted EBITDA	$8,663	$7,685	$16,685	$16,460

Free Cash Flow (2):

Net cash provided by operating activities	$6,523	$10,749	$9,362	$17,199
Less:
Capital expenditures	(2,975)	(2,914)	(4,592)	(4,465)

Free cash flow	$3,548	$7,835	$4,770	$12,734

1. We believe Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

2. We believe Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash provided by operating activities.